Exhibit 99.2


FOR IMMEDIATE RELEASE               Contact:  Mark Fredrickson, EMC
                                              508-435-1000 x77137
                                              fredrickson_mark@emc.com


 EMC ANNOUNCES FRAMEWORK FOR DATA GENERAL INTEGRATION, APPOINTS KEY EXECUTIVES

HOPKINTON, Mass. - October 18, 1999 - EMC Corporation, the world's leading provider of intelligent enterprise storage systems, software and services, today announced the framework for a rapid integration of the newly acquired Data General Corporation. EMC's acquisition of Data General was completed October 12.

         Michael C. Ruettgers, EMC President and CEO, named two senior EMC executives to lead the transition:

         FRANK M. HAUCK has been named Senior Vice President and DG Integration Leader, responsible for overseeing the swift and efficient integration of Data General's worldwide operations. Hauck is a nine-year EMC veteran who has held a series of senior management positions in EMC's customer service organization, most recently as Senior Vice President, Global Customer Service. Joseph F. Walton succeeds Hauck as EMC's Senior Vice President, Global Customer Service.

         ROBERT M. DUTKOWSKY has been named President of Data General, a division of EMC that will operate as an independent unit and be responsible for developing, manufacturing, marketing, selling, and servicing the AViiON line of server products. Dutkowsky joined EMC in 1997 and has spent the past two years as Executive Vice President, Markets & Channels, responsible for EMC's worldwide sales, marketing and services operations. His extensive industry background includes 20 years at International Business Machines Corporation in a number of roles, including Vice President of Worldwide Sales and Marketing for IBM's RS/6000 business. Ruettgers will assume Dutkowsky's prior EMC duties on an acting basis.

         EMC also announced that Ronald L. Skates, former Data General President and CEO, will assist during the transition and will retire from the company shortly thereafter.

         "The acquisition of Data General enhances EMC's future prospects in several important ways," said Ruettgers. "We are gaining an expanded market opportunity, leadership midrange storage, network-attached storage and high-end server technology, a large and loyal customer base, and a talented workforce to help support our rapidly growing worldwide needs. With the appointment of two of our most experienced senior executives, we look forward to executing a clean and swift transition and realizing the full potential of the opportunities before us."

EMC CLARIION: LEADERSHIP MIDRANGE STORAGE

The CLARiiON storage business will be integrated into EMC, under Hauck's direction, bringing the world's best midrange storage technology to a far larger global customer base through EMC's industry-leading sales and service organizations. The midrange storage market opportunity was estimated to be $10 billion in 1998. CLARiiON systems already have a large presence in this market, with more than 100,000 units installed worldwide.

         "Many customers like the idea of a single strategic storage partner as the foundation for their information infrastructure," said Ruettgers. "The CLARiiON products complement our high-end Symmetrix Enterprise Storage systems and software, enable us to strengthen our presence outside the data center, and extend the reach of EMC technology to all of our customers' online information needs. Information-intensive businesses can now be even more confident and secure in this: If it's online, chances are it's on EMC."

DATA GENERAL AVIION: LEADERSHIP HIGH-END NT SERVERS

EMC's Data General division will focus on profitable growth opportunities for high-end Windows NT systems and NT consolidation opportunities, leveraging Data General's NUMA technology in the fastest-growing segments of the server market. The division also will continue to support the roadmap of DG/UX and the worldwide installed base of Data General Unix customers.

         "We see outstanding potential for the AViiON server business," said Dutkowsky. "Just as EMC pioneered the concept of storage consolidation, there is a clear opportunity to make Data General the world leader in the high-end NT server consolidation market. As Microsoft rolls out Windows 2000 with its high-end features, Data General can play a leading role in meeting customer needs with its NUMA technology, pre-packaged `In-a-Box' solutions, and other major advancements now under development." According to International Data Corporation, Data General was the market leader in high-end NT servers in 1998, with the leading market share position in both the $25,000-$250,000 and $100,000-$250,000 price segments.

         Dutkowsky continued, "By re-focusing Data General on selected growth segments, further leveraging its NUMA and DG/UX technologies, and extending AViiON's leadership position in delivering a scalable, total computing solution in the high-end NT server arena, we believe we can turn Data General into a vibrant, profitable business unit."

         Ruettgers concluded, "EMC has a strong, results-oriented culture driven by speed, time-to-market and a sense of urgency in everything we do. These values will be at the forefront of our integration process as we evaluate the opportunities for synergy and efficiency."

         EMC Corporation, based in Hopkinton, Massachusetts, is the world's technology and market leader in the rapidly growing market for intelligent enterprise storage systems, software, networks and services. EMC's products store, retrieve, manage, protect and share information from all major computing environments, including UNIX, Windows NT and mainframe platforms. With 1998 revenues of $3.97 billion, EMC has offices worldwide, trades on the New York Stock Exchange under the symbol EMC, and is a component of the S&P 500 Index. For further information about EMC and its storage solutions, EMC's corporate web site can be accessed at http://www.emc.com.

         This release contains "forward-looking statements" as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the operational integration associated with acquisitions; (ii) delays in the development, production or acceptance of either company's products; (iii) the transition to new products; (iv) competitive factors, including but not limited to pricing pressures, in the computer storage market; (v) the relative and varying rates of product price and component cost declines; (vi) other risks associated with acquisitions; and (vii) other one-time events and other important factors disclosed previously and from time to time in EMC's filings with the U.S. Securities and Exchange Commission.